Exhibit 99.1

ROCKET LAB USA, INC. AND SUBSIDIARIES

FINANCIAL INFORMATION

TABLE OF CONTENTS

Condensed Consolidated Financial Statements (Unaudited):
Condensed Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020	F-2
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Six Months Ended June 30, 2021 and 2020	F-3
Condensed Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Six Months Ended June 30, 2021 and 2020	F-4
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2021 and 2020	F-5
Notes to Condensed Consolidated Financial Statements	F-6

ROCKET LAB USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020

(unaudited; in thousands, except per share data)

	As of
	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$107,931	$52,792
Accounts receivable, net	22,355	2,730
Contract assets	843	2,045
Inventories	31,516	26,135
Prepaids and other current assets	4,925	9,412

Total current assets	167,570	93,114
Non-current assets:
Property, plant and equipment, net	51,220	49,832
Intangible assets, net	10,689	11,349
Goodwill	3,277	3,133
Right-of-use assets - operating leases	25,712	26,902
Restricted cash	1,110	1,141
Deferred tax assets, net	2,935	2,398
Deferred transaction costs	3,395	—

Total assets	$265,908	$187,869

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Deficit
Current liabilities:
Trade payables	$3,620	$3,368
Accrued expenses	5,026	6,571
Employee benefits payable	5,238	4,582
Contract liabilities	31,138	26,132
Other current liabilities	6,832	7,766

Total current liabilities	51,854	48,419
Non-current liabilities:
Long-term borrowings, excluding current installments	98,827	—
Non-current lease liabilities	25,916	27,299
Other non-current liabilities	9,381	3,899

Total liabilities	185,978	79,617

COMMITMENTS AND CONTINGENCIES (Note 15)
Redeemable convertible preferred stock
Series A Preferred stock, $0.0001 par value; authorized, issued and outstanding shares:
6,898,281 at June 30, 2021 and December 31, 2020, respectively	5,500	5,500
Series B Preferred stock, $0.0001 par value; authorized shares: 11,987,187; issued and outstanding shares: 11,953,413 at June 30, 2021 and December 31, 2020, respectively	21,503	21,503
Series C Preferred stock, $0.0001 par value; authorized shares: 4,900,204; issued and outstanding shares: 4,887,114 at June 30, 2021 and December 31, 2020, respectively	16,471	16,471
Series D Preferred stock, $0.0001 par value; authorized shares: 2,650,450; issued and outstanding shares: 2,573,252 at June 30, 2021 and December 31, 2020, respectively	73,364	73,364
Series E Preferred stock, $0.0001 par value; authorized, issued and outstanding shares:
4,368,313 at June 30, 2021 and December 31, 2020, respectively	137,622	137,622
Series E-1 Preferred stock, $0.0001 par value; authorized, issued and outstanding shares:
650,140 at June 30, 2021 and December 31, 2020, respectively	20,500	20,500
Shareholders’ deficit:
Common stock, $0.0001 par value; authorized shares: 46,000,000; issued and outstanding shares: 8,740,022 and 8,654,869 at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	23,079	19,928
Accumulated deficit	(220,238)	(187,691)
Accumulated other comprehensive loss	2,129	1,055

Total shareholders’ deficit	(195,030)	(166,708)

Total liabilities, redeemable convertible preferred stock and shareholders’ deficit	$265,908	$187,869

ROCKET LAB USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(unaudited; in thousands, except per share data)

	Six-Months Ended June 30,
	2021	2020
Revenues	$29,472	$8,753
Cost of revenues	25,598	14,632

Gross profit (loss)	3,874	(5,879)

Operating expenses:
Research and development, net	15,607	6,106
Selling, general and administrative	13,692	11,320

Total operating expenses	29,299	17,426

Operating loss	(25,425)	(23,305)

Other income (expense):
Interest income (expense), net	(402)	243
Loss on foreign exchange	(405)	(435)
Other income (expense), net	(5,611)	793

Total other income (expense), net	(6,418)	601

Loss before income taxes	(31,843)	(22,704)
Provision for income taxes	(704)	(749)

Net loss	$(32,547)	$(23,453)

Other comprehensive income (loss), net of tax:
Foreign currency translation income loss	1,074	(367)

Comprehensive loss	$(31,473)	$(23,820)

Net loss per share attributable to Rocket Lab USA., Inc.:
Basic and diluted	$(3.74)	$(2.87)

Weighted-average common shares outstanding:
Basic and diluted	8,708	8,179

ROCKET LAB USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE

PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(unaudited; in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	31,330,513	$274,960	8,654,869	$—	$19,928	$(187,691)	$1,055	$(166,708)
Net loss	—	—	—	—	—	(32,547)	—	(32,547)
Exercise of stock options	—	—	85,153	—	772	—	—	772
Stock-based compensation	—	—	—	—	2,379	—	—	2,379
Other comprehensive income	—	—	—	—	—	—	1,074	1,074

Balance as of June 30, 2021	31,330,513	$274,960	8,740,022	$—	$23,079	$(220,238)	$2,129	$(195,030)

Balance as of December 31, 2019	30,680,373	$254,460	8,076,275	$—	$14,236	$(132,686)	$(79)	$(118,529)
Net loss	—	—	—	—	—	(23,453)	—	(23,453)
Exercise of stock options	—	—	10,506	—	22	—	—	22
Stock-based compensation	—	—	—	—	1,923	—	—	1,923
Issuance of Series E-1 redeemable preferred stock for cash	650,140	20,500	—	—	—	—	—	—
Issuance of stock for acquisition	—	—	272,727	—	—	—	—	—
Other comprehensive loss	—	—	—	—	—	—	(367)	(367)

Balance as of June 30, 2020	31,330,513	$274,960	8,359,508	$—	$16,181	$(156,139)	$(446)	$(140,404)

ROCKET LAB USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in thousands)

	Six-Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(32,547)	$(23,453)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation and amortization	4,847	3,663
Amortization of deferred debt costs	149	—
Stock compensation expense	2,379	1,923
Loss on disposal of assets	55	3,451
Loss on extinguishment of long-term debt	496	—
Noncash lease expense	997	1,532
Noncash expense associated with preferred stock warrants	5,478	(137)
Deferred taxes	(612)	(459)
Changes in operating assets and liabilities:
Accounts receivable	(19,580)	(5,794)
Contract assets	1,201	4,707
Inventories	(5,347)	(11,080)
Prepaids and other current assets	2,796	(915)
Increase (decrease) in liabilities:
Trade payables	(3,384)	598

Accrued expenses	2,849	152
Employee benefits payable	756	1,406
Contract liabilities	5,006	11,901
Other current liabilities	(930)	1,703
Non-current lease liabilities	(1,191)	(720)
Other non-current liabilities	—	(576)

Net cash used in operating activities	(36,582)	(12,098)
Cash flows from investing activities:
Purchases of property, equipment and software	(5,699)	(15,618)
Cash paid for acquisition, net of acquired cash	—	(12,208)

Net cash used in investing activities	(5,699)	(27,826)
Cash flows from financing activities:
Payment of deferred transaction costs associated with planned reverse recapitalization transaction	(2,298)	—
Proceeds from the exercise of stock options	772	22
Proceeds from long-term revolving line of credit	15,000	—
Proceeds from long-term secured term loan	98,895	—
Repayments on long-term revolving line of credit	(15,000)	—
Net Proceeds from issuance of Series E-1 Preferred Stock	—	20,500

Net cash provided by financing activities	97,369	20,522
Effect of exchange rates on cash and cash equivalents	20	(113)

Net increase (decrease) in cash and cash equivalents and restricted cash	55,108	(19,515)
Cash and cash equivalents, and restricted cash, beginning of period	53,933	97,694

Cash and cash equivalents, and restricted cash, end of period	$109,041	$78,179

Supplemental disclosures of non-cash investing and financing activities:

Unpaid purchases of property, equipment and software	$1,231	$1,062
Deferred transaction costs in accrued expenses	1,096	—

ROCKET LAB USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND FOR THE

SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(unaudited; in thousands, except share and per share data)

(1)	DESCRIPTION OF THE BUSINESS

Rocket Lab USA, Inc. (“Rocket Lab” and, together with its consolidated subsidiaries, the “Company,” “we,” “us” or “our”) is an end-to-end space company with an established track record of mission success headquartered in Long Beach California and is the parent company for several wholly owned operating subsidiaries located in the United States, New Zealand and Canada. We deliver reliable launch services, satellites and other spacecraft, and on-orbit management solutions that make it faster, easier and more affordable to access space. We operate one of the only private orbital launch ranges in the world, located in Mahia, New Zealand, enabling a unique degree of operational flexibility and control of customer launch manifests and mission assurance. While our business has historically been centered on the development of small-class launch vehicles and related sale of launch services, we are currently innovating in the areas of medium-class launch vehicles and launch services, space systems design and manufacturing, on-orbit management solutions, and space data applications.

The Company believes its existing cash and cash equivalents, and $777 million in gross funds raised in connection with the Business Combination and the PIPE Investment and payments from customers will be sufficient to meet its working capital and capital expenditure needs for at least the next twelve months. Accordingly, the Company has determined that previous conditions that raised substantial doubt about the Company’s ability to continue as a going concern have been resolved.

(2)	SIGNIFICANT ACCOUNTING POLICIES

Principals of Consolidation and Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in conformity with accounting standards generally accepted in the United States of America (“U.S. GAAP”) and the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information and include the accounts of Rocket Lab USA, Inc. and its wholly owned subsidiaries after elimination of intercompany accounts and transactions. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP can be condensed or omitted. These condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2021, or for any other interim period or for any other future year.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

On an ongoing basis, our management evaluates estimates and assumptions including those related to revenue recognition, contract costs, loss reserves, fair value of common and preferred stock issued, and deferred tax valuation allowances. We based our estimates on historical data and experience, as well as various other factors that our management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities. Actual results could differ from these estimates and assumptions.

Deferred Transaction Costs

Deferred transaction costs primarily consist of legal and other costs incurred that are directly related to the Company’s reverse recapitalization transaction. These costs will be charged to stockholders’ deficit in connection with the completion of the reverse recapitalization transaction. During the six months ended June 30, 2021 the Company incurred and capitalized transaction costs of approximately $3,395 which are included in the accompanying condensed consolidated balance sheets.

Other Significant Accounting Policies

There have been no other significant changes to the Company’s significant accounting policies during the six months ended June 30, 2021. Refer to Note 2 - Significant Accounting Policies disclosed in the “Notes to Consolidated Financial Statements as of and for the Years Ended December 31, 2019 and 2020” in the Company’s S-4 filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2021.

Recently Adopted Accounting Pronouncements

The Pubco is an “emerging growth company.” The Jumpstart Our Business Startups Act, or the JOBS Act, allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The ASU removed some disclosures; modified others and added some new disclosure requirements. For all entities, the new guidance is effective for fiscal years beginning after December 15, 2019. The Company adopted this ASU on January 1, 2020, and the adoption of this ASU resulted in additional fair value measurement disclosures in these notes to the consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting and subsequently issued amendments to the initial guidance through ASU 2019-08, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements—Share-Based Consideration Payable to a Customer. Under the revised, amended guidance, the accounting for awards issued to non-employees will be similar to the accounting for employee awards. Additionally, for share-based consideration payable to a customer, the amount recorded as a reduction of the transaction price is required to be measured on the basis of the grant-date fair value of the share-based payment award in accordance with Topic 718. The Company adopted this guidance as of January 1, 2020, which did not have a material impact on the condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and also issued subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02. The updated guidance revises the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in more timely recognition of losses on financial instruments, including, but not limited to, available for sale debt securities and accounts receivable. The Company adopted this guidance as of January 1, 2020, which did not have a material impact on the condensed consolidated financial statements.

(3)	REVENUES

The Company disaggregates revenue by reportable segment and revenue recognition pattern, as it believes these categories best depict how the nature, timing and uncertainty of revenue and cash flows are affected by economic factors. The following tables provide information about disaggregated revenue and a reconciliation of the disaggregated revenue during the six months ended June 30:

	Six-Months Ended June 30,
Revenues by recognition model	2021	2020
Point-in-time.	$26,815	$7,534
Over-time	2,657	1,219

Total revenue by recognition model	29,472	8,753

The timing of revenue recognition, billings, and cash collections results in billed accounts receivable, unbilled receivables (presented within Contract assets) and customer advances and deposits (presented within Contract liabilities) on the condensed consolidated balance sheets, where applicable. Amounts are generally billed as work progresses in accordance with agreed-upon milestones. These individual contract assets and liabilities are reported in a net position on a contract-by-contract basis on the condensed consolidated balance sheets at the end of each reporting period.

The following table presents the balances related to enforceable contracts as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Contract balances
Accounts receivable	$22,355	$2,730
Contract assets	843	2,045
Contract liabilities	(31,138)	(26,132)

Changes in contract liabilities were as follows:

Contract liabilities, at December 31, 2020	$26,132
Customer advances received	17,116
Recognition of unearned revenue	(12,110)

Contract liabilities, at June 30, 2021	$31,138

The revenue recognized from the contract liabilities consisted of the Company satisfying performance obligations during the normal course of business.

The amount of revenue recognized from changes in the transaction price associated with performance obligations satisfied in prior years during six months ended June 30, 2021 and 2020 was not material.

Remaining unsatisfied performance obligations represent the total dollar value of work to be performed on contracts awarded and in progress. The amount of remaining unsatisfied performance obligations increases with new contracts or additions to existing contracts and decreases as revenue is recognized on existing contracts. Contracts are included in the amount of remaining unsatisfied performance obligations when an enforceable agreement has been reached. Remaining unsatisfied performance obligations totaled $141,371 and $82,039 as of June 30, 2021 and December 31, 2020, respectively. Of the $141,371 June 30, 2021 balance, approximately 72% is expected to be recognized within 12 months, with the remaining 28% to be recognized beyond 12 months.

(4)	BUSINESS COMBINATION

On April 28, 2020, the Company acquired 100% of the outstanding capital stock and voting interest of Sinclair Interplanetary (“Sinclair Interplanetary”), pursuant to a stock purchase agreement with Sinclair, dated March 6, 2020. The results of Sinclair’s operations have been included in the condensed consolidated financial statements since the acquisition close date. Sinclair Interplanetary is a leading provider of high-quality, flight-proven satellite hardware and is headquartered in Toronto, Canada. As a result of the acquisition, management expects to strengthen and expand the Company’s ability to become a one stop shop for customers who desire to design, build and launch a satellite.

Acquisition Consideration

The acquisition-date consideration transferred consisted of cash of $12,340.

The following table presents estimates of the fair value of the assets acquired and the liabilities assumed by the Company in the acquisition:

Description	Amount
Cash and cash equivalents	$132
Accounts receivable	1,024
Inventories	718
Prepaids and other current assets	16
Property and equipment	380
Intangible assets, net	10,250
Right-of-use assets	94
Trade payables	(143)
Other current liabilities	(2,494)
Lease liabilities	(94)
Non-current deferred tax liabilities	(438)

Identifiable net assets acquired	9,445
Goodwill	2,895

Total purchase price	$12,340

The following is a summary of identifiable intangible assets acquired and the related expected lives for the finite-lived intangible assets (in thousands):

Type	Estimated Life in Years	Fair Value
Developed technology	7	$9,200
In-process technology	N/A	100
Customer relationships	3	600
Backlog	0.7	50
Trademark and tradenames	3	100
Non-compete agreement	4	200

Total identifiable intangible assets acquired		$10,250

Goodwill of $2,895 was recorded for the Sinclair Interplanetary acquisition, representing the excess of the purchase price over the fair value of the identifiable net assets. Goodwill recognized primarily represents the future revenue and earnings potential and certain other assets which were acquired, but that do not meet the recognition criteria, such as assembled workforce. None of the goodwill is expected to be deductible for income tax purposes.

Compensation Arrangements

In connection with the acquisition, the Company issued 272,727 shares of common stock to the seller upon closing of the acquisition. The shares are subject to a share restriction agreement which restricts the transferability of the shares and provides the Company with a right to repurchase the shares for $0 upon termination of employment of the seller. The Company’s repurchase right lapses in eight equal quarterly installments over the two-year period subsequent to the acquisition date as the seller continues to provide service as an employee, such that at the end of the two-year period following the acquisition date, the shares will be fully transferable, and the Company will no longer have a right to repurchase the shares. Therefore, the shares are accounted for as post-combination compensation expense for services as an employee over the two-year vesting period following the acquisition date.

Additionally, the Company agreed to issue to the seller of Sinclair Interplanetary an earnout of up to 211,416 additional shares of the Company common stock to be paid over a two-year period following the acquisition close date. Issuance of the earnout shares is contingent upon the acquired business meeting certain post-acquisition gross revenue and gross margin targets and the seller continuing to provide services to the Company as an employee during the earnout period. The earnout shares are divided into three tranches. The number of shares to be earned in the first tranche (between 0 and 105,708 shares) is based on revenue and gross margin of the acquired business during the first one-year period following acquisition. The number of shares to be earned in second tranche (between 0 and 105,708 shares) is based on revenue and gross margin of the acquired business during the second one-year period following acquisition. The arrangement also provides for a make-up share tranche, whereby the seller may earn additional shares not earned in the first one-year period following acquisition if the revenue and gross margin of the second one-year period following acquisition met certain specified thresholds. In no event will more than 211,416 shares be earned.

Due to the continuing employment requirement of the shares issued upon closing of the transaction and continuing employment requirement of the earnout shares, the costs associated with the shares are recognized as post-combination compensation expense recognized in research and development expenses in the condensed consolidated statements of operations and comprehensive loss.

The following table provides stock-based compensation expense recognized in conjunction with the Sinclair Interplanetary acquisition:

	Six-Months Ended June 30,
Acquisition stock-based compensation	2021	2020
Shares issued in conjunction with the acquisition	$701	$234
Earnout share achievement	181	—

Total stock compensation related to the acquisition	882	234

(5)	FAIR VALUE OF FINANCIAL INSTRUMENTS

As of June 30, 2021 and December 31, 2020 the following financial assets and liabilities are measured at fair value on a recurring basis and are categorized using the fair value hierarchy as follows:

	June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market accounts	$24,888	$—	$—	$24,888

Total	$24,888	$—	$—	$24,888

Liabilities:
Other non-current liabilities:
Warrants-preferred stock (Note 11)	$—	$—	$9,377	$9,377

Total	$—	$—	$9,377	$9,377

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market accounts	$49,869	$—	$—	$49,869

Total	$49,869	$—	$—	$49,869

Liabilities:
Other non-current liabilities:
Warrants-preferred stock (Note 11)	$—	$—	$3,899	$3,899

Total	$—	$—	$3,899	$3,899

The estimated fair value amounts shown above are not necessarily indicative of the amounts that the Company would realize upon disposition, nor do they indicate the Company’s intent or ability to dispose of the financial instrument.

There were no transfers between fair value measurement levels during the six months ended June 30, 2021. The change in the warrant liabilities measured at fair value using level three unobservable inputs is as follows for the quarter ended June 30, 2021:

Balance, at December 31, 2020	$3,899
Cost of warrants vesting during the period	352
Change in fair value included in earnings	5,126

Balance, at June 30, 2021	$9,377

As of June 30, 2021 and December 31, 2020, the fair value of the warrants was estimated primarily using a combination of the guideline public company method, an income approach based on discounted estimated future cash flows, the probability-weighted expected return method and the option pricing method. Under these approaches, the value of the warrants was estimated for various future scenarios and then probability-weighted based on the likelihood of each future scenario. The estimates used in the valuation of the warrants are highly subjective in nature and involve a large degree of uncertainty. The valuation of the warrants is considered to be at Level 3 of the fair value hierarchy due to the need to use assumptions in the valuation that are both significant to the fair value measurement and unobservable.

(6)	INVENTORIES

Inventories as of June 30, 2021 and December 31, 2020 consisted of the following:

	June 30, 2021	December 31, 2020
Raw materials	$13,962	$14,023
Work in process	17,554	12,112

Total inventories - net	$31,516	$26,135

(7)	PREPAIDS AND OTHER CURRENT ASSETS

Prepaids and other current assets as of June 30, 2021 and December 31, 2020 consisted of the following:

	June 30, 2021	December 31, 2020
Prepaid expenses	$2,370	$2,628
Government grant receivables	—	5,870
Other current assets	2,555	914

Total prepaids and other current assets	$4,925	$9,412

(8)	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, as of June 30, 2021 and December 31, 2020 consisted of the following:

	June 30, 2021	December 31, 2020
Buildings and improvements	$23,305	$20,330
Machinery, equipment, vehicles and office furniture	24,387	23,755
Computer equipment, hardware and software	4,632	3,836

	June 30, 2021	December 31, 2020
Launch site assets	8,845	7,582
Construction in process	9,133	10,177

Property, plant and equipment, gross	70,302	65,680
Less accumulated depreciation and amortization	(19,082)	(15,848)

Property, plant and equipment, net	$51,220	$49,832

Depreciation expense recorded in the condensed consolidated statements of operations and comprehensive loss during the six months ended June 30, 2021 consisted of the following:

	Six-Months Ended June 30,
Depreciation expense	2021	2020
Cost of revenues.	$1,977	$1,941
Research and development, net	116	119
Selling, general and administrative	1,462	938

Total depreciation expense	3,555	2,998

(9)	GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill

The following table presents the changes in the carrying amount of goodwill for the Space Systems reportable segment for the six months ended June 30, 2021:

Balance at December 31, 2020	$3,133
Foreign currency translation adjustment	144

Balance at June 30, 2021	$3,277

Intangible Assets

The components of intangible assets consisted of the following as of June 30, 2021:

	June 30, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-Lived Intangible Assets
Developed technology	$10,414	$(1,748)	$8,666
Capitalized software	3,758	(2,683)	1,075
Customer relationships	679	(266)	413
Non-compete agreement	226	(67)	159
Capitalized intellectual property	225	(66)	159
Trademarks and tradenames	153	(49)	104
Indefinite-Lived Intangible Assets
In-process research and development	113	—	113

Total	$15,568	$(4,879)	$10,689

Amortization expense recorded in the condensed consolidated statements of operations and comprehensive loss during the six months ended June 30, 2021 and 2020, respectively consisted of the following:

	Six-Months Ended June 30,
Amortization expense	2021	2020
Cost of revenues.	$236	$141
Research and development, net	743	12
Selling, general and administrative	313	513

Total amortization expense	1,292	666

The following table outlines the estimated future amortization expense related to intangible assets held as of June 30, 2021:

2021 (for the remaining period)	$1,190
2022	2,112
2023	1,768
2024	1,624
2025	1,523
Thereafter	2,472

Total	$10,689

(10)	LOAN AND SECURITY AGREEMENT

Hercules Capital Secured Term Loan

On June 10, 2021, the Company entered into a $100,000 secured term loan agreement with Hercules Capital, Inc. (the “Hercules Capital secured term loan”) and borrowed the full amount under the secured term loan agreement. The term loan has a maturity date of June 1, 2024 and is secured by substantially all of the assets of the Company. Payments due for the term loan are interest-only until the maturity date with interest payable monthly in arrears. The outstanding principal bears (i) cash interest at the greater of (a) 8.15% or (b) 8.15% plus the prime rate minus 3.25% and (ii) payment-in-kind interest of 1.25% which is accrued and added to the outstanding principal balance. Prepayment of the outstanding principal is permitted under the loan agreement and subject to certain prepayment fees. In connection with the secured term loan, the Company paid an initial facility charge of $1,000 and the Company will be required to pay an end of term charge of $3,250 upon repayment of the loan. The secured term loan agreement contains customary representations, warranties, non-financial covenants, and events of default. The Company is in compliance with all debt covenants related to its long-term borrowings as of June 30, 2021. As of June 30, 2021, there was $98,827 outstanding under the Hercules Capital secured term loan, which is classified as long-term borrowings in the Company’s condensed consolidated balance sheets. As of June 30, 2021, the Company had no availability under the Hercules Capital secured term loan.

In connection with the $100,000 Hercules Capital secured term loan, the Company repaid the $15,000 advance under the Revolving Line and Term Loan Line and terminated the Loan and Security Agreement (see below).

Revolving Line and Term Loan Line

On December 23, 2020, the Company entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Silicon Valley Bank (“SVB”) for a maximum of $35,000 in financing and issued SVB warrants to purchase 13,432 shares of common stock at a price of $11.62 per share (see Note 11). The $35,000 could be drawn upon utilizing the Revolving Line and Term Loan Line (the “Revolving Line and Term Loan Line”) subject to certain terms and conditions. On May 13, 2021, the Company borrowed $15,000 as a Term Loan advance under its Loan and Security Agreement. On June 10, 2021, the Company repaid the $15,000 as a Term Loan advance under its Loan and Security Agreement upon funding of the Hercules Capital Secured Term Loan and the Revolving Line was closed.

(11)	WARRANTS

Equity Classified

During December 2020, in connection with the Loan and Security Agreement (see Note 10), the Company issued warrants to acquire 13,432 shares of common stock at an exercise price of $11.62 per share at any given time during a period of ten years beginning on the instrument’s issuance date. The fair value of these warrants was $496 at issuance which was recorded to interest expense upon repayment of the amounts outstanding under the Loan and Security Agreement during the six months ended June 30, 2021.

During 2016, the Company issued warrants to acquire 51,184 shares of common stock at an exercise price of approximately $0.82 per share at any given time during a period of ten years beginning on the instrument’s issuance date. The estimated fair value of these warrants was $23 at issuance, reflected as equity in the consolidated balance sheets within additional paid-in capital.

The warrants are classified as equity in accordance with ASC 480, Distinguishing Liabilities from Equity, as the agreements provide for the settlement of the instruments in shares of common stock. The warrants are required to be measured at fair value at inception and recorded as a component of equity in the consolidated balance sheets. The warrants have not been exercised as of June 30, 2021.

Liability Classified

During 2015, the Company issued warrants to acquire 33,774 shares of Series B Preferred Stock at an exercise price of approximately $1.80 per share at any given time during a period of ten years beginning on the instrument’s issuance date. The fair value of the warrants was $2,863 and $1,466 as of June 30, 2021 and December 31, 2020, respectively, and none have been exercised.

During 2016, the Company issued warrants to acquire 13,090 shares and 77,198 shares of Series C and D Preferred Stock, respectively, at an exercise price of $2.25 and $19.05 per share, respectively, as a sales incentive for entering into a development agreement with a current customer. The warrants vest as certain milestones within the development agreement are achieved and cost associated with the vesting of the warrants is recognized as a reduction in revenues within the condensed consolidated statements of operations and comprehensive loss as the related revenue is recognized. The cost associated with the remeasurement of the vested warrants to fair value is recognized within other (expense) income, net within the condensed consolidated statements of operations and comprehensive loss. As of June 30, 2021, all warrants to purchase shares of Series C Preferred Stock and Series D Preferred Stock were vested. As of December 31, 2020, warrants to purchase 9,600 shares of Series C Preferred Stock and 56,612 shares of Series D Preferred Stock were vested. The estimated fair value of the vested warrants was $6,514 and $2,433 as of June 30, 2021 and December 31, 2020, respectively, and none have been exercised.

The above warrants are classified as liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity, as the agreements provide for net cash settlement upon a change in control, which is outside the control of the Company. The warrants are required to be remeasured to fair value at each reporting period with any changes in fair value recorded within other (expense) income, net within the condensed consolidated statements of operations and comprehensive loss and the fair value reported as a liability in the condensed consolidated balance sheets.

(12)	CAPITALIZATION

Common Stock

The holder of each share of common stock has the right to one vote for each share and is entitled to notice of any stockholders’ meeting and to vote upon certain events.

In the event of any liquidation event, only upon completion of distribution of proceeds to preferred stockholders, all of the remaining proceeds available, if any, shall be distributed among common stockholders pro rata based on the number of shares held by each.

Redeemable Convertible Preferred Stock

Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock together will be referred as “Preferred Stock”.

The dividend rate and issue price of Preferred Stock, par value of $0.0001, as of June 30, 2021 were as follows:

Preferred Stock	Dividend Rate	Issue Price
Series A	$0.05	$0.80
Series B	$0.11	$1.80
Series C	$0.20	$3.37
Series D	$1.71	$28.57
Series E	$1.89	$31.53
Series E-1	$1.89	$31.53

On May 18, 2020, the Company issued 650,140 shares of Series E-1 Redeemable Convertible Preferred Stock in exchange for $20,500 in cash. Issuance costs in conjunction with this issuance were not material.

The significant rights, privileges and preferences of the Preferred Stock are as follows:

Dividend Rights

The Preferred Stock shall be entitled to receive non-cumulative dividends when declared by board of directors prior and in preference to any declaration or payment of any dividend on the Common Stock at a dividend rate per share as noted above.

The Preferred Stockholders have the right to waive any dividend preference upon the affirmative vote or written consent of majority of the holders of such series Preferred Stock then outstanding. Any additional dividends after payment to Preferred Stock shall be distributed among all holders on an as-if converted basis.

Liquidation Preferences

In the event of any liquidation event, either voluntary or involuntary, which includes (i) a change of control with respect to the Company, (ii) a sale of the Company, (iii) an IPO and (iv) a liquidation, dissolution or winding up of the Company, the holders of Preferred Stock shall be entitled to be paid out of the assets of the Company, prior and in preference to any distribution of the proceeds of a liquidation event to the holders of common stock, an amount per share equal to original issue price per share as noted above of each series of Preferred Stock plus declared but unpaid dividends. Any remaining proceeds available for distribution shall be distributed among holders of common stock.

If the Preferred Stockholder receives an amount greater than the amount on an as if-converted basis, then such amount would be considered for distribution and any such holder who deemed to have converted shall not be entitled to receive any distribution made otherwise to holders of Preferred Stock that have not converted. The treatment of any particular transaction or series of related transactions as liquidation event may be waived by the vote or written consent of holders of the outstanding Preferred Stock.

The Company classifies the Preferred Stock outside of permanent equity in the mezzanine portion of our consolidated balance sheets due to the contingent redemption feature, which is contingent upon certain change of control events, the occurrence of which is not solely within the control of the Company. These contingent events were not considered probable of occurring and as such the Company did not remeasure Preferred Stock to its redemption value each period.

Conversion Rights

Each share of each series of Preferred Stock is convertible, at the option of the holder, at any time after issuance, into the number of fully paid shares of common stock that results from dividing the original issue price of the Preferred Stock by applicable conversion price in effect at the time of conversion. The initial conversion price of the Preferred Stock is equal to its original issue price.

The conversion price of the Preferred Stock is subject to adjustment for any stock dividends, stock splits, combination or other similar recapitalization to protect the holders of the Preferred Stock from dilution.

Each share of Preferred Stock shall automatically be converted, at their then effective conversion price, upon earlier of the following: (i) the closing of the sale of shares of Common Stock in a firm commitment underwritten public offering, the public offering price of which is not less than $31.53 per share (subject to appropriate adjustment in the event of stock dividend, stock split, combination or other similar recapitalization with respect to Common Stock) and resulting in at least $100,000 of gross proceeds to the Company, or (ii) at the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of respective Preferred Stock, voting as a single class on an as converted to Common Stock basis.

Voting Rights

The holders of Preferred Stock have the right to vote as a single class on as-converted basis to Common Stock for treatment of any particular transaction or series of related transactions or certain events. The holders of Preferred Stock have majority voting rights and control the board of directors.

Down-Round Protections

The holders of Series D, Series E and Series E-1 Preferred Stock contain anti-dilutive features apart from customary adjustments for splits and reverse splits of common stock. As a result of these down round features, the Company is required to adjust the consideration per share price in the event of future sales at a lower per share price. In the event down round adjustments are triggered, the values attributable to the adjustment to the convertible preferred stock conversion price are recorded as an increase to additional paid-in capital and increase to accumulated deficit.

(13)	STOCK-BASED COMPENSATION

Equity Incentive Plans

The Company has a single stock option and grant plan, the Rocket Lab 2013 Stock Option and Grant Plan (the “2013 Plan”), with the objective of attracting and retaining available employees and directors by providing stock-based and other performance-based compensation. The 2013 Plan provides for the grant of equity awards to officers, employees, directors and other key employees as well as service providers which include incentive stock options, non-qualified stock options, restricted stock awards, unrestricted stock awards, restricted stock units or any combination of the foregoing any of which may be performance based, as determined by the Company’s Compensation Committee.

Total stock-based compensation recorded related to the 2013 Plan in the condensed consolidated statements of operations and comprehensive loss during the six months ended June 30, 2021 and 2020, respectively consisted of the following:

	Six-Months Ended June 30,
Stock-based compensation	2021	2020
Cost of goods sold	$604	$715
Research and development	966	421
Selling, general and administrative	809	787

Total stock-based compensation expense	2,379	1,923

The Company was authorized to issue up to 5,481,202 shares of common stock as equity awards to participants under the 2013 Plan as of June 30, 2021. There were 626,110 shares of common stock available for grant as of June 30, 2021.

There have been no material changes in the 2013 Plan since December 31, 2020.

Options

Options issued to all optionees under the 2013 Plan vest over four years from the date of issuance (or earlier vesting start date, as determined by the board of directors) as follows: 25% on the first anniversary of date of grant and the remaining vest monthly over the remaining vesting term.

As of June 30, 2021, total estimated unrecognized stock compensation expense related to unvested options granted under the 2013 Plan was $2,661, which is expected to be recognized over the next 4 years.

Performance-based Restricted Stock Units

Performance-based restricted stock units are subject to both a time-based service vesting condition and a performance-based vesting condition, both of which must be satisfied before the restricted stock units will be deemed vested. The time-based service vesting condition is generally satisfied over a period of approximately four years as the employees provide service. The performance-based vesting condition is only satisfied upon a sale event (e.g., (i) liquidation of the Company, (ii) sale of all or substantially all of the assets of the Company, (iii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity) or the Company’s initial public offering.

As of June 30, 2021, the Company believed it is not probable that the performance condition for the performance-based restricted stock units will be satisfied as such events which would satisfy the performance condition are generally not deemed probable until the event occurs. Accordingly, the Company has not recognized any stock-based compensation expense for these awards. The total unrecognized compensation expense for performance-based restricted stock units as of June 30, 2021 is $39,146 and will be recognized upon vesting.

(14)	LEASES

The Company has operating leases for properties, vehicles and equipment. The Company’s leases have remaining lease terms of one year to eighteen years, some of which include options to extend the lease term, and some of which include options to terminate the lease prior to the end of the agreed upon lease term. For purposes of calculating lease liabilities, lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options.

There have been no material changes in the Company’s lease portfolio since December 31, 2020.

(15)	COMMITMENTS AND CONTINGENCIES

Litigation and Claims

The Company is, and from time to time may be, a party to claims and legal proceedings generally incidental to its business that are principally covered under contracts with its customers and insurance policies. In the opinion of management, there are no legal matters or claims likely to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Other Commitments

The Company has commitments under its lease obligations (See Note 14).

Contingencies

The Company records a contingent liability when it is both probable that a loss has been incurred, and the amount can be reasonably estimated. If these estimates and assumptions change or prove to be incorrect, it could have a material impact on the Company’s consolidated financial statements. Contingencies are inherently unpredictable, and the assessments of the value can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.

On May 23, 2016, the Company entered into a launch services agreement with a customer to provide three commercial dedicated launches which would deliver the customer’s payloads over the period of 2017 through 2020. Per the terms of the agreement, each dedicated launch shall have a firm fixed price below current launch vehicle costs. During the year ended December 31, 2018, the Company determined that it was probable that the costs to provide the services as stipulated by the launch services agreement would exceed the fixed firm price of each launch. As such, the Company recorded a provision for contract loss for these three dedicated launches. During the year ended December 31, 2020, one of the three launches occurred. and the provision as of December 31, 2020 was $5,109. On April 21, 2021, the launch services agreement was amended, resulting in one additional launch and the potential for price increases on the second and third launches dependent on the customer’s desired payload configuration. The provision for contract losses outstanding as of June 30, 2021 related to the remaining three remaining launches is $4,066.

(16)	INCOME TAXES

Income tax expense and the effective tax rate for the six months ended June 30, 2021 and 2020 were as follows (dollar amounts in thousands):

	Six-Months Ended June 30,
	2021	2020
Income tax expense	$704	$749
Effective tax rate	-2.2%	-3.3%

The tax provisions for the six months ended June 30, 2021 and 2020 were computed using the estimated effective tax rates applicable to each of the domestic and international taxable jurisdictions for the full year. The Company’s tax rate is subject to management’s quarterly review and revision, as necessary.

The annual effective tax rate was lower than the federal statutory rate due primarily to a full valuation allowance in the United States and partially offset by recurring items such as foreign taxes based on local country statutory rates, the effect of stock-based compensation, and foreign withholding taxes, as well as by discrete items that may occur in any given year but are not consistent from year to year.

On March 11, 2021, the President signed the American Rescue Plan Act of 2021 into law. The new law provides extensive and varied stimulus relief meant to mitigate the impact of COVID-19. The Company will continue to evaluate the impact that the American Rescue Plan will have, if any, on its financial position and effective tax rate in 2021 and beyond.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act provided numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, the creation of certain refundable employee retention credits, and technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property. These and other provisions of the CARES Act are not expected to have a material impact on the Company’s income tax expense and effective tax rate.

On December 27, 2020, the United States enacted the Consolidated Appropriations Act of 2021 (“CAA”). The CAA includes provisions extending certain CARES Act provisions and adds coronavirus relief, tax and health extenders. The Company will continue to evaluate the impact of the CAA on its financial statements in 2021 and beyond.

The Company is not currently under examination by the IRS, foreign or state and local tax authorities. Due to the net operating loss (“NOL”) carryforwards, the Company remains subject to examination for U.S. federal and state jurisdictions for all years beginning with the year ended March 31, 2016. The Company’s foreign subsidiaries are generally subject to examination within four years from the end of the tax year during which the tax return was filed.

No significant changes in the Company’s unrecognized tax benefits are expected to occur within the next 12 months.

(17)	NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during each period. Each series of Preferred Stock is considered to be a participating security. Therefore, the Company applies the two-class method in calculating its net loss per share for periods when the Company generates net income. Net losses are not allocated to the Preferred Stockholders, as they were not contractually obligated to share in the Company’s losses.

Diluted net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common and dilutive common equivalent shares outstanding for the period using the treasury-stock method or the as-converted method, or two-class method for participating securities, whichever is more dilutive. Potentially dilutive shares are comprised of Preferred Stock, Preferred Stock warrants, common stock warrants, restricted stock units and stock options. For the six months ended June 30, 2021 and 2020, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss and potentially dilutive shares being anti-dilutive.

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company for the six months ended June 30, 2021 and 2020:

	Six-Months Ended June 30,
	2021	2020
Numerator
Net loss attributable to common shareholders-basic and diluted	$32,547	$23,453
Denominator
Weighted average common shares outstanding-basic and diluted	8,708,271	8,178,946
Net loss per share attributable to common stockholders-basic and diluted	$3.74	$2.87

The following equity shares were excluded from the calculation of diluted net loss per share attributable to common stockholders because their effect would have been anti-dilutive for the six months ended June 30, 2021 and 2020:

	Six-Months Ended June 30,
	2021	2020
Preferred stock	31,330,513	31,330,513
Preferred stock warrants	124,062	124,062
Common stock warrants	64,616	51,184
Stock options	2,357,382	2,945,022

(18)	SEGMENTS

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. The Company manages its business primarily based upon two operating segments, Launch Services and Space Systems. Each of these operating segments represents a reportable segment. Launch Services provides launch services to customer on a dedicated mission or ride share basis. Space Systems is comprised of space engineering, program management, satellite components, spacecraft manufacturing and mission operations. Although many of the Company’s contracts with customers contain elements of Space Systems and Launch Services, each reporting segment is managed separately to better align with customer’s needs and the Company’s growth plans. The Company evaluates the performance of its reportable segments based on gross profit. For contracts with customers that contain both Space Systems and Launch Services elements, revenues for each reporting segment are generally allocated based upon the overall costs incurred for each of the reporting segments in comparison to total overall costs of the contract.

The following table shows information by reportable segment:

	Six-Months Ended June 30,
	2021	2021	2020	2020
	Launch Services	Space Systems	Launch Services	Space Systems
Revenues	$24,080	$5,392	$8,460	$293
Cost of revenues	23,695	1,903	14,508	124

Gross profit (loss)	$385	$3,489	$(6,048)	$169

Management does not regularly review either reporting segment’s total assets or operating expenses. This is because in general, the Company’s long-lived assets, facilities, and equipment are shared by each reporting segment.

(19)	RELATED PARTY TRANSACTIONS

There are three members of our Board of Directors that are affiliated with three separate entities that are invested in our common stock, two of which individually hold greater than 5% beneficial ownership. Each entity was granted one seat on our board which is filled by a partner of the affiliated entity. On September 14, 2018 and through subsequent closings, Rocket Lab sold an aggregate of 4,368,313 shares of its Series E convertible preferred stock at a purchase price of $31.5316 per share, for an aggregate purchase price of $137,739. In connection with this transaction, these entities acquired 334,267 of Series E convertible preferred stock for $10,539 and Rocket Lab entered into certain Amended and Restated Investors’ Rights Agreement, Amended and Restated Voting Agreement, and Amended and Restated First Refusal and Co-Sale Agreement with each of the purchasers of Rocket Lab’s Series E convertible preferred stock, and certain other Rocket Lab stockholders (collectively, the “Investor Agreements”). Such Investor Agreements were subsequently amended and restated in connection with Rocket Lab’s Series E-1 convertible preferred stock financing on May 18, 2020 whereby Rocket Lab sold an aggregate of 650,140 shares of its Series E-1 convertible preferred stock at a purchase price of $31.5316 per share, for an aggregate purchase price of $20,500. These entities with an affiliated director purchased 142,713 shares of Series E-1 convertible preferred stock for $4,499.

In March 2019, Rocket Lab facilitated the sale of an aggregate of 625,564 shares of our outstanding common stock from holders of our common stock to funds affiliated with Greenspring Opportunities at a purchase price of $23.6487 per share for an aggregate purchase price of $14,300. Pursuant to this transaction, Greenspring Opportunities repurchased 422,857 shares of Rocket Lab common stock from the Rocket Lab CEO, Peter Beck, for $10,000.

As of June 30, 2021 and December 31, 2020, there are no amounts due to or from related parties.

(20)	SUBSEQUENT EVENTS

On March 1, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Vector Acquisition Corporation, a publicly traded special purpose acquisition company and Cayman Islands exempted company (“Vector”), and Prestige USA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Rocket Lab (“Merger Sub”) which was subsequently amended on May 7, 2021 and June 25, 2021.

The Mergers closed August 25, 2021, and Vector became a Delaware corporation (“Delaware Vector”), and Merger Sub merged with and into Delaware Vector, with Delaware Vector surviving the merger as a wholly owned subsidiary of Rocket Lab (the “First Merger”). Immediately following the First Merger, Rocket Lab merged with and into Delaware Vector, with Delaware Vector surviving the merger (“Second Merger”, and together with the First Merger, the “Mergers”) for form the post-transaction combined entity (“Pubco”).

The Mergers will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Vector Acquisition Corporation will be treated as the “acquired” company for financial reporting purposes and the Company will be treated as the accounting acquirer.

In connection with the Mergers, the shareholders of the Company exchanged their interests in the Company for interests in the Pubco.

The Company has evaluated subsequent events through August 31, 2021, the date that the financial statements were available to be issued and management is not aware of any other subsequent events that would require recognition or disclosure in the financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of Rocket Lab’s results of operations and financial condition. The discussion should be read in conjunction with Rocket Lab’s financial statements and notes thereto included in and incorporated by reference elsewhere in the Current Report on Form 8-K (the “Report”) to which this Exhibit 99.1 relates. This discussion contains forward looking statements and involves numerous risks and uncertainties. Actual results may differ materially from those contained in any forward looking statements. Please also see the section entitled “Forward-Looking Statements.” in Item 2.01 of the Report. You should carefully read the section entitled “Risk Factors” in Item 2.01 of the Report to gain an understanding of the important factors that could cause actual results to differ materially from Rocket Lab’s forward-looking statements. Unless the context requires otherwise, capitalized terms used but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Report.

Unless otherwise indicated or the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “Rocket Lab,” “we,” “us,” “our” and other similar terms refer to Rocket Lab and its consolidated subsidiaries prior to the Business Combination and to New Rocket Lab and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

Rocket Lab is an end-to-end space company with an established track record of mission success. We deliver reliable launch services, satellites and other spacecraft, and on-orbit management solutions that make it faster, easier and more affordable to access space.

While our business has historically been centered on the development of small-class launch vehicles and related sale of launch services, we are currently innovating in the areas of medium-class launch vehicles and launch services, space systems design and manufacturing, on-orbit management solutions, and space data applications. Each of these initiatives addresses a critical component of the end-to-end solution and our value proposition for the space economy:

•	Launch Services is the design, manufacture, and launch of orbital rockets to deploy payloads to various Earth orbits and interplanetary destinations.

•	Space Systems is the design and manufacture of spacecraft components and spacecraft, as well as on-orbit constellation management services and space data applications.

Electron is our orbital small launch vehicle that was designed from the ground up to accommodate a high launch rate business model to meet the growing and dynamic needs of our customers for small launch services. Since its maiden launch in 2017, Electron has become the leading small spacecraft launch vehicle delivering 105 satellites to orbit for government and commercial customers across 18 successful missions through July 2021. In 2020, Electron was the second most frequently launched rocket by companies operating in the United States and established Rocket Lab as the fourth most frequent launcher globally. Our launch services program has seen us develop many industry innovations, including 3D printed rocket engines, an electric-pump-fed rocket engine, fully carbon composite first stage fuel tanks, a private orbital launch complex, a rocket stage that converts into a spacecraft on orbit, and the ability to successfully recover a stage from space, providing a path to reusability.

In March 2021, we announced plans to develop our reusable-ready medium-capacity Neutron launch vehicle which will increase the payload capacity of our space launch vehicles to approximately 17,000 lbs (8,000 kg), for launches to low-Earth orbit and lighter payloads into higher orbits. Neutron will be tailored for commercial and U.S. government constellation launches and capable of human space flight and cargo and crew resupply to the International Space Station. Neutron will also provide a dedicated service to orbit for larger civil, defense and commercial payloads that need a level of schedule control and high-flight cadence not available on large and heavy lift rockets. Neutron is expected to have the capability of launching nearly all of the spacecraft that we expect to be launched through 2029 and we expect to be able to leverage Electron’s flight heritage, various vehicle subsystems designs, launch complexes and ground station infrastructure.

Our space systems initiative is centered on the design, manufacture, and sale of the Photon family of small spacecraft, which are configurable for a range of low Earth orbit, medium Earth orbit, geosynchronous orbit and interplanetary missions. Our Photon family of spacecraft enable us to offer an end-to-end mission solution encompassing launch, spacecraft, ground services and mission operations to provide customers with streamlined access to orbit with Rocket Lab as a single mission partner.

Our space systems initiative is also supported by the design and manufacture of a range of components for satellites and other spacecraft, including reaction wheels, star trackers, magnetic torque rods and batteries and has additional products in development to serve a wide variety of sub-system functions. We entered this market with our acquisition of leading spacecraft components manufacturer Sinclair Interplanetary, which brought incremental vertically-integrated capabilities for our own spacecraft and also enabled Rocket Lab to deliver high-volume manufacturing of critical spacecraft components at scale prices to the broader spacecraft merchant market.

Key Metrics and Select Financial Data

We monitor the following key financial and operational metrics that assist us in evaluating our business, measuring our performance, identifying trends and making strategic decisions.

Launch Vehicle Build-Rate and Launch Cadence

We built approximately three launch vehicles in 2019 and built approximately eight launch vehicles in 2020. We plan to continue growing our build rate in 2021 with 12 launch vehicles in 2021 and believe the growth in build rate is a positive indicator of our ability to scale our manufacturing operations in support of our anticipated growth rate in revenue in the coming years.

We launched six vehicles in 2019, seven vehicles in 2020 and four vehicles through July 2021. The number of launches is an indicator of our ability to convert mission awards into revenue in a timely manner and demonstrate the scalability of our launch operations. Growth rates between launches and total revenue are not perfectly correlated because our total revenue is affected by other variables, such as the revenue per launch, which can vary considerably based on factors such as unique orbit and insertion requirements, payload handling needs, launch location, time sensitivity of mission completion and other factors.

Recent developments

Business Combination

On March 1, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Vector Acquisition Corporation, a publicly traded special purpose acquisition company and Cayman Islands exempted company (“Vector”), and Prestige USA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Rocket Lab (“Merger Sub”) which was subsequently amended on May 7, 2021 and June 25, 2021.

The Mergers will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Vector Acquisition Corporation will be treated as the “acquired” company for financial reporting purposes and the Company will be treated as the accounting acquirer.

The Mergers closed August 25, 2021, and Vector became a Delaware corporation (“Delaware Vector”), and Merger Sub merged with and into Delaware Vector, with Delaware Vector surviving the merger as a wholly owned subsidiary of Rocket Lab (the “First Merger”). Immediately following the First Merger, Rocket Lab merged with and into Delaware Vector, with Delaware Vector surviving the merger (“Second Merger”, and together with the First Merger, the “Mergers”) for form the post-transaction combined entity (“New Rocket Lab”). After the Mergers, the gross amount of cash that that the combined company will receive from Vector’s trust account and concurrent PIPE financing upon the closing of the Mergers, before transaction expenses, will be approximately $777 million.

In connection with the Mergers, the shareholders of the Company exchanged their interests in the Company for interests in the New Rocket Lab.

Revenue Growth

Six Months Ended June 30, 2021 and 2020

We generated $29.5 million and $8.8 million in revenue for the six months ended June 30, 2021 and 2020, respectively, representing a year-on-year increase in revenue of approximately 237%. This year-on-year increase was driven by growth in both our Launch Service revenue, which experienced higher revenue per launch as well a higher launch cadence as compared to the prior year period ending June 30, 2020 as well as strong revenue growth in Space Systems across spacecraft component sales and spacecraft engineering services, which benefited not only from full year-to-date impact of the acquisition of Sinclair Interplanetary that closed in April 2020, but also from initial shipments of reaction wheels to a commercial constellation customer, as well as contribution from six Space Systems satellite engineering services programs.

Revenue Value Per Launch

Revenue value per launch represents the average revenue per launch contract attributable to launches that occurred during a period, regardless of when the revenue was recognized. Revenue value per launch can be a useful metric to provide insight into general competitiveness and price sensitivity in the marketplace. Revenue value per launch can vary considerably, based on factors such as unique orbit and insertion requirements, payload handling needs, launch location, time sensitivity of mission completion and other factors, and as such may not provide absolute clarity with regards to pricing and competitive dynamics in the marketplace.

Six Months Ended June 30, 2021 and 2020

In the six months ended June 30, 2021 and 2020, our revenue value per launch was $7.8 million and $6.9 million, respectively and cost per launch was $5.6 million and $7.3 million for the six months ended June 30, 2021 and 2020, respectively.

Backlog

Backlog represents future revenues that we would recognize in connection with the completion of all contracts and purchase orders that had been entered into by our customers, excluding any customer options for future products or services that have not yet been exercised. Contracts for launch services and spacecraft builds typically include termination rights that may be exercised by customers upon advanced notice and payment of a specified termination fee. As of June 30, 2021, our backlog totaled $141.4 million. We expect to recognize approximately 72% of our backlog over the next 12 months and the remainder recognized thereafter.

Key Factors Affecting Our Performance

COVID-19 Pandemic

In December 2019, the novel coronavirus (“COVID-19”) surfaced in Wuhan, China. The World Health Organization (“WHO”) declared a global emergency on January 30, 2020 with respect to the outbreak, and several countries have initiated travel restrictions, closed borders and given social distancing directives, including instructions requiring “shelter-in-place”. On March 11, 2020, the WHO declared the COVID-19 outbreak a pandemic. As a result of the pandemic, the United States and New Zealand governments shut down various sectors of the respective economies. In the United States, we were deemed an essential service and no pauses were made to our United States’ based operations. As a result of the shutdown in New Zealand, we had to delay certain scheduled launches to a later date. In addition to existing travel restrictions, some locales may impose prolonged quarantines and further restrict travel, which may significantly impact the ability of our employees to get to their places of work to produce products, may make it such that we are unable to obtain certain long lead time components on a timely basis or at a cost-effective price, or may significantly hamper our customers from traveling to our launch facilities to prepare payloads for launch.

Due to a recently discovered number of new Covid-19 cases, New Zealand moved to Alert Level 4 on August 17th 2021, indicating Auckland will remain at Alert Level 4 for at least 7 days. Under an Alert Level 4 in New Zealand, individuals must stay home other than for essential personal movement. Rocket Lab has significant operations in Auckland, New Zealand, and while some employees will be able to continue their work remotely, certain business operations that require direct labor and physical presence, such as vehicle integration and testing, will be suspended during this and any other Level 4 Alerts. The extent of COVID-19’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. At this time, it is not possible to determine the magnitude of the overall impact of COVID-19 on our business. However, it could have a material adverse effect on our business, financial condition, liquidity, results of operations and cash flows.

Rocket Lab continues to adhere to all required governmental precautionary measures intended to help minimize the risk of the virus to its employees.

Ability to sell additional launch services, space systems and service and spacecraft components to new and existing customers

Our results will be impacted by our ability to sell our launch services, space systems and services, and spacecraft components to new and existing customers. We have had success with Electron successfully launching 17 times delivering 104 satellites to orbit through June 30, 2021. Our spacecraft components have flown on more than 100 spacecrafts and our family of Photon spacecraft has been awarded missions to the Moon, Mars and Venus. Our growth opportunity is dependent on our ability to expand our addressable launch services market with larger volumetric and higher mass payloads capabilities of our recently announced medium-capacity Neutron launch vehicle, which will address large commercial and government constellation launch opportunities. Our growth opportunity is also dependent on our ability to win satellite spacecraft constellation missions and expand our portfolio of strategic spacecraft components. Our ability to sell additional products to existing customers is a key part of our success, as follow-on purchases indicate customer satisfaction and decrease the likelihood of competitive substitution. To sell additional products and services to new and existing customers, we will need to continue to invest significant resources in our products and services. If we fail to make the right investment decisions, if customers do not adopt our products and service, or if our competitors are able to develop technology or products and services that are superior to ours, our business, prospects, financial condition and operating results could be adversely affected.

Ability to improve profit margins and scale our business

We intend to continue investing in initiatives to improve our operating leverage and significantly ramp production. We believe continued reduction in costs and an increase in production volumes will enable the cost of launch vehicles to decline and expand our gross margins. Our ability to achieve our production-efficiency objectives could be negatively impacted by a variety of factors including, among other things, lower-than-expected facility utilization rates, manufacturing and production cost overruns, increased purchased material costs and unexpected supply-chain quality issues or interruptions. If we are unable to achieve our goals, we may not be able to reduce operating costs, which would negatively impact gross margin and profitability.

Government expenditures and private enterprise investment into the space economy

Government expenditures and private enterprise investment has fueled the growth in our target markets. We expect the continued availability of government expenditures and private investment for our customers to help fund purchases of our products and services will remain. This is an important factor in our company’s growth prospects.

Components of Results of Operations

Revenue

Our revenues are derived from a combination of long-term fixed price contracts for launch services and spacecraft builds, and purchase order spacecraft components sales. Revenues from long-term contracts are recognized using either the “point-in-time” or “over-time” method of revenue recognition. Point-in-time revenue recognition results in cash payments being initially accrued to the balance sheet as deferred revenue as contractual milestones are accomplished and then recognized as revenue once the final contractual obligation is completed. Over-time revenue recognition is based on an input measure of progress based on costs incurred compared to estimated total costs at completion. Each project has a contractual revenue value and an estimated cost. The over-time revenue is recognized based on the percentage of the total project cost that has been realized.

Estimating future revenues and associated costs and profit is a process requiring a high degree of management judgment, including management’s assumptions regarding our future operational performance as well as general economic conditions. Frequently, the period of performance of a contract extends over a long period of time and, as such, revenue recognition and our profitability from a particular contract may be affected to the extent that estimated costs to complete are revised, delivery schedules are delayed, performance-based milestones are not achieved or progress under a contract is otherwise impeded. Accordingly, our recorded revenues and operating profit from period to period can fluctuate significantly depending on when the point-in-time or over-time contractual obligations are achieved. In the event cost estimates indicate a loss on a contract, the total amount of such loss is recorded in the period in which the loss is first estimated.

For a description of our revenue recognition policies, see the section titled “— Critical Accounting Policies and Estimates.”

Cost of revenues

Cost of revenues consists primarily of direct material and labor costs, manufacturing overhead, other personnel-related expenses, which include salaries, bonuses, benefits and stock-based compensation expense, reserves for estimated warranty costs, freight expense and depreciation expense. Cost of revenues also includes charges to write-down the carrying value of inventory when it exceeds its estimated net realizable value, including on-hand inventory that is either obsolete or in excess of forecasted demand. We expect our cost of revenues to increase in absolute dollars in future periods as we sell more launch services, space systems and components. As we grow into our current capacity and execute on cost-reduction initiatives, we expect our cost of revenues as a percentage of revenue to decrease over time.

Because direct labor costs and manufacturing overhead comprise more than 60% of cost of revenues, increasing our production rate resulting in greater absorption of these costs is our most critical cost reduction initiative. Increasing our production rate is a cross-functional effort involving manufacturing, engineering, supply chain and finance.

Operating expenses

Our operating expenses consist of research and development and selling, general and administrative expenses.

Research and development

Research and development expense consists primarily of personnel-related expenses, consulting and contractor expenses, validation and testing expense, prototype parts and materials and depreciation expense. We intend to continue to make significant investments in developing new products and enhancing existing products. Research and development expense will be variable relative to the number of products that are in development, validation or testing. However, we expect it to decline as a percentage of total revenue over time.

Selling, general and administrative

Selling, general and administrative expenses consist primarily of personnel-related expenses for our sales, marketing, supply chain, finance, legal, human resources and administrative personnel, as well as the costs of customer service, information technology, professional services insurance, travel, allocated overhead and other marketing, communications and administrative expenses. We will continue to actively promote our products. We also expect to invest in our corporate organization and incur additional expenses associated with transitioning to, and operating as, a public company, including increased legal and accounting costs, investor relations costs, higher insurance premiums and compliance costs. As a result, we expect that selling, general and administrative expenses will increase in absolute dollars in future periods but decline as a percentage of total revenue over time.

Interest income, net

Interest income consists primarily of interest income earned on our cash and cash equivalents and short-term investments balances.

Other expense (income), net

Other expense (income), net primarily relates to currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar, and changes in the fair value of warrant liabilities.

Provision for income taxes

We are subject to income taxes in the United States, but due to our NOL position, we have not recognized any provision or benefit in recent years.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. We have established a full valuation allowance to offset our U.S. net deferred tax assets due to the uncertainty of realizing future tax benefits from our NOL carryforwards and other deferred tax assets.

Results of Operations

The following table sets forth our consolidated statements of operations information and data as a percentage of revenue for each of the periods indicated (in thousands):

	Six-Months Ended June 30,
	2021		2020
Revenues	$29,472	100.0%	$8,753	100.0%
Cost of revenues	25,598	86.9	14,632	167.2

Gross profit	3,874	13.1	(5,879)	(67.2)
Operating expenses:
Research and development, net	15,607	53.0	6,106	69.8
Selling, general and administrative	13,692	46.4	11,320	129.3

Total operating expenses	29,299	99.4	17,426	199.1

Operating loss	(25,425)	(86.3)	(23,305)	(266.3)
Other income (expense):
Interest income (expense), net	(402)	(1.3)	243	2.8
Loss on foreign exchange	(405)	(1.4)	(435)	(5.0)
Other income (expense), net	(5,611)	(19.0)	793	9.1

Total other income (expense), net	(6,418)	(21.7)	601	6.9

Loss before income taxes	(31,843)	(108.0)	(22,704)	(259.4)
Provision for income taxes	(704)	(2.4)	(749)	(8.6)

Net loss	$(32,547)	(110.4)%	$(23,453)	(268.0)%

Comparison of the Six-Months Ended June 30, 2020 and June 30, 2021

Revenues

	Six-Months Ended June 30,
(in thousands, except percentages)	2021	2020	$ Change	% Change
Revenues	$29,472	$8,753	$20,719	237%

Revenue increased by $20.7 million, or 237%, for the six months ended June 30, 2021 as compared to June 30, 2020, driven by strong growth in both Launch Service revenue, which experienced a higher launch cadence and higher revenue per launch as compared to the prior year period ended June 30, 2020 as well as strong revenue growth in the Space Systems revenue across spacecraft component and spacecraft engineering services, which benefited from full year-to-date contribution from the acquisition of Sinclair Interplanetary that closed in April of 2020. Launch services product revenue for the six months ended June 30, 2021 was $24.1 million, an increase of $15.6 million or 185%. Space systems revenue for the six months ended June 30, 2021 was $5.4 million, an increase of $5.1 million or 1741%.

Cost of revenues

	Six-Months Ended June 30,
(in thousands, except percentages)	2021	2020	$ Change	% Change
Cost of revenues	$25,598	$14,632	$10,966	75%

Cost of revenues increased by $11.0 million, or 75%, for the six months ended June 30, 2021 as compared to June 30, 2020, primarily due to higher launch cadence and direct launch costs as well as increased volume across products and services in our Space System business. Launch services cost of revenue for the six months ended June 30, 2021 was $23.7 million, an increase of $9.2 million or 63%. Space systems cost of revenues for the six months ended June 30, 2021 was $1.9 million, an increase of $1.8 million or 1435%. Cost of revenues as a percentage of revenues decreased to 86.9% from 167.2% for six months ended June 30, 2021 as compared to June 30, 2020 as our launch cadence and space system businesses experienced an increase in volume allowing greater absorption of overhead expenses, combined with average revenue per launch increasing, and a shift in sales mix toward higher margin Space Systems business.

Research and development, net

	Six-Months Ended June 30,
(in thousands, except percentages)	2021	2020	$ Change	% Change
Research and development, net	$15,607	$6,106	$9,501	156%

Research and development expense increased by $9.5 million, or 156%, for the six months ended June 30, 2021 as compared to June 30, 2020, primarily due to increased staffing and prototype expenses related to our space systems products, launch vehicle automated flight termination system development efforts, and the initial spend on our recently announced Neutron launch vehicle.

Selling, general and administrative

	Six-Months Ended June 30,
(in thousands, except percentages)	2021	2020	$ Change	% Change
Selling, general and administrative	$13,692	$11,320	$2,372	21%

General and administrative expense increased by $2.4 million, or 21%, for the six months ended June 30, 2021 as compared to June 30, 2020, primarily due to increased headcount and related labor expenses, software licenses and subscriptions, and professional services and audit expenses related to preparation for a capital market transaction, partially offset by reductions infacility and other related overhead expenses.

Interest income (expense), net

	Six-Months Ended June 30,
(in thousands, except percentages)	2021	2020	$ Change	% Change
Interest income (expense), net	$(402)	$243	$(645)	-265%

Interest income (expense) decreased by $0.6 million, or 265%, for the six months ended June 30, 2021 as compared to June 30, 2020, primarily due a $0.8 million decrease in interest earned on lower cash balances.

Loss on foreign exchange

	Six-Months Ended June 30,
(in thousands, except percentages)	2021	2020	$ Change	% Change
Loss on foreign exchange	$(405)	$(435)	$30	-7%

Loss on foreign exchange declined by 7% for the six months ended June 30, 2021 as compared to June 30, 2020.

Other income (expense), net

	Six-Months Ended June 30,
(in thousands, except percentages)	2021	2020	$ Change	% Change
Other income (expense), net	$(5,611)	$793	$(6,404)	-808%

Other income (expense), net decreased by $6.4 million, or 808%, for the six months ended June 30, 2021 as compared to June 30, 2020, primarily due to a $5.1 million expense related to fair value mark-to-market adjustments for customer and lender stock warrants and $0.8 million in interest expense and bank fees related to our term loan initiation with Hercules and the termination of the SVB term loan.

Provision for income taxes

	Six-Months Ended June 30,
(in thousands, except percentages)	2021	2020	$ Change	% Change
Provision for income taxes	$(704)	$(749)	$45	-6%

Provision for income taxes were consistent between the six months ending June 30, 2021 as compared to June 30, 2020, income taxes are primarily driven by transfer pricing income taxes related to our New Zealand cost plus subsidiary.

Liquidity and Capital Resources

Statement of Cash Flow Comparison of the Six-Months Ended June 30, 2020 and June 30, 2021

The following table summarizes our cash flows for the periods presented:

	Six months ended
(in thousands)	June 30, 2021	June 30, 2020
Net cash provided by (used in):
Operating activities	$(36,582)	$(12,098)
Investing activities	$(5,699)	$(27,826)
Financing activities	$97,369	$20,522
Effect of exchange rate changes	$20	$(113)

Net increase (decrease) in cash, cash equivalents, and restricted cash	$55,108	$(19,515)

Cash Flows from Operating Activities

Net cash used for operating activities of $36.6 million for the six months ended June 30, 2021 consisted of net loss of $32.5 million, an increase from non-cash adjustments of $13.7 million and a net decrease in cash related to changes in operating assets and liabilities of $17.8 million. The $13.7 million in non-cash adjustments primarily consisted of preferred stock warrants of $5.5 million, depreciation and amortization of $4.8 million, stock-based compensation expense of $2.4 million, noncash lease expense of $1.0 million and loss on debt extinguishment of $0.5 million, partially offset by $0.6 million of deferred income tax expense. The $17.8 million net decrease in cash related to changes in operating assets and liabilities was primarily due to an increase in accounts receivable of $19.6 million due to lengthened payment terms extended to a strategic customers undergoing a protracted financing process, an increase in inventory of $5.3 million, a net decrease in the remaining current liability accounts of $1.5 million primarily driven by the release of a loss reserve on commercial launch customer contract and a decrease in non-current lease liabilities of $1.2 million, which were partially offset by an increase in contract liabilities of $5.0 million resulting from collections received in advance of revenue recognition, a net decrease in the remaining current asset accounts of $4.0 million driven by a decline in grant receivables, and an increase in employee benefits payable of $0.8 million.

Cash Flows from Investing Activities

Cash used in investing activities for the six months ended June 30, 2021 of $5.7 million was primarily driven by continued investment towards our second launch pad at Launch Complex 1 in Mahia, New Zealand and our propulsion development and test facility near Auckland, New Zealand as well as other companywide infrastructure related support initiatives. The decrease in cash used in investing activities for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 primarily resulted from:

•

The $9.9 million year-on-year decline in cash consumed by property, equipment and software for the six months ended June 30, 2021, which was primarily driven by the completion of the Rocket Lab headquarters located in Long Beach, California in the six months ended June 30, 2020; and

•

The $12.2 million year-on-year decline in cash consumed for acquisitions, net of acquired cash for the six months ended June 30, 2021, which was due to the acquisition of Sinclair Interplanetary that closed in the six months ended June 30, 2020.

Cash Flows from Financing Activities

Cash provided by financing activities for the six months ended June 30, 2021 of $97.4 million was primarily derived from the combined proceeds of two distinct and unrelated debt facilities with Hercules Capital, Inc. and SVB totaling $113.9 million, which was partially offset by $15.0 million used in the period to completely retire the SVB credit facility, and $2.3 million of deferred transaction expenses related to the Business Combination with Vector Acquisition Corporation.

Capital Resources and Prospective Capital Requirements

Since inception, we have funded our operations with proceeds from sales of our capital stock, bank debt, research and development grant proceeds, and cash flows from the sale of our products and services. As of December

31, 2020, we had $52.8 million of cash and cash equivalents and as of June, 30 2021 we had $107.9 million of cash and cash equivalents. Our primary requirements for liquidity and capital are investment in new products and technologies, the expansion of existing manufacturing facilities, working capital, debt service, acquisitions and general corporate needs. Historically, these cash requirements have been met through the net proceeds we received through private sales of equity securities, borrowings under our credit facilities, and payments received from customers.

We believe that our existing cash and cash equivalents, and $777 million in gross funds raised in connection with the Business Combination and the PIPE Investment and payments from customers will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months.

With the funds raised in connection with the Business Combination and the PIPE Investment, we expect no additional capital will be needed to execute our business plan over the next 12 months. We will continue to invest in increasing production and expanding our product offerings through acquisitions.

Our future capital requirements will depend on many factors, including our launch cadence, traction in space system, the expansion of sales and marketing activities, the timing and extent of spending to support product development efforts, the introduction of new and enhanced products, the continuing market adoption of our products, the timing and extent of additional capital expenditures to invest in existing and new office spaces. We may, in the future, enter into arrangements to acquire or invest in complementary businesses, products and technologies. We may be required to seek additional equity or debt financing. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued product innovation, we may not be able to compete successfully, which would harm our business, operations and financial condition.

Loan and Security Agreement

Hercules Capital Secured Term Loan

On June 10, 2021, the Company entered into a $100 million secured term loan agreement with Hercules Capital, Inc. (the “Hercules Capital secured term loan”) and borrowed the full amount under the secured term loan agreement. The term loan has a maturity date of June 1, 2024 and is secured by substantially all of the assets of the Company. Payments due for the term loan are interest-only until the maturity date with interest payable monthly in arrears. The outstanding principal bears (i) cash interest at the greater of (a) 8.15% or (b) 8.15% plus the prime rate minus 3.25% and (ii) payment-in-kind interest of 1.25% which is accrued and added to the outstanding principal balance. Prepayment of the outstanding principal is permitted under the loan agreement and subject to certain prepayment fees. In connection with the secured term loan, the Company paid an initial facility charge of $1 million and the Company will be required to pay an end of term charge of $3.25 million upon repayment of the loan. The secured term loan agreement contains customary representations, warranties, non-financial covenants, and events of default. The Company is in compliance with all debt covenants related to its long-term borrowings as of June 30, 2021. As of June 30, 2021, there was $98.8 million outstanding under the Hercules Capital secured term loan, which is classified as long-term borrowings in the Company’s condensed consolidated balance sheets. As of June 30, 2021, the Company had no availability under the Hercules Capital secured term loan.

In connection with the $100 million Hercules Capital secured term loan, the Company repaid the $15 million advance under the Revolving Line and Term Loan Line and terminated the Loan and Security Agreement (see below).

Revolving Line and Term Loan Line

On December 23, 2020, the Company entered into a Loan and Security Agreement “(the Loan and Security Agreement”) with Silicon Valley Bank (“SVB”) for a maximum of $35 million in financing which includes a warrant to purchase 13,432 shares of common stock at a price of $11.62 per share (see Note 11). The $35 million may be drawn upon utilizing the Revolving Line and Term Loan Line (the “Revolving Line and Term Loan Line”) subject to certain terms and conditions. On May 13, 2021, the Company borrowed $15 million as a Term Loan advance under its Loan and Security Agreement. On June 10, 2021, the Company repaid the $15 million as a Term Loan advance under its Loan and Security Agreement upon funding of the Hercules Capital Secured Term Loan and the Revolving Line was closed.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in foreign currency exchange rates and interest rates.

Foreign Currency Exchange Risk

Our reporting currency is the U.S. dollar, and the functional currency of each of our subsidiaries is either its local currency. The assets and liabilities of each of our subsidiaries are translated into U.S. dollars at exchange rates in effect at each balance sheet date and operations accounts are translated using the average exchange rate for the relevant period. Decreases in the relative value of the U.S. dollar to other currencies may negatively affect revenue and other operating results as expressed in U.S. dollars. Foreign currency translation adjustments are accounted for as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Gains or losses due to transactions in foreign currencies are reflected in the consolidated statements of operations under the line item “Other income, net.” Despite approximately 52% of our cash expenditures in 2020 being denominated in foreign currencies, while materially all of our revenues are denominated in U.S. dollars, we have not engaged in the hedging of foreign currency risk to date, although we may choose to do so in the future. As such, a 10% or greater move in exchange rates versus the U.S. dollar could have a material impact on our financial results and position.

Interest Rate Risk

We had cash and cash equivalents of $107.9 million as of June 30, 2021, comprised of operating accounts and money market instruments. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

Critical Accounting Policies and Estimates

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 to our consolidated financial statements appearing elsewhere in this Report for a description of our other significant accounting policies. The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

Revenue Recognition

We generate revenue from launch services and space systems. Launch services may be provided as a mission dedicated to a single customer or as a rideshare arrangement with multiple spacecraft from multiple customers. Space systems revenue is comprised of space engineering, program management, satellite components, spacecraft manufacturing and mission operations.

Revenue is recognized when control of the promised product or service is transferred to our customers at an amount that reflects the consideration we expect to be entitled to in exchange for those products or services. Historically, our revenue contracts have been fixed-price contracts. To the extent actual costs vary from the cost upon which the price was negotiated, we will generate variable levels of profit or could incur a loss.

Our launch service contracts generally contain a single performance obligation, to provide launch services, as there are not distinct and separately identifiable promises contained in the contracts aside from the complex and interrelated nature of launch services activities. Similarly, our space systems contracts generally contain a single performance obligation as there are typically not distinct and separately identifiable promises contained in the contracts aside from the complex and interrelated nature of the manufacturing, engineering or operations activities as specified per the agreement. Where contracts contain a single performance obligation, the entirety of the transaction price is allocated to this one performance obligation. For contracts with multiple performance obligations, the transaction price is allocated to each performance obligation based on the estimated standalone selling price of the product or service underlying each performance obligation. The standalone selling price represents the amount we would sell the product or service to a customer on a standalone basis.

The transaction price represents the amount of consideration to which we expect to be entitled in exchange for transferring the promised services to its customers. The consideration promised within a contract may include fixed amounts and variable amounts. Variable consideration may consist of final milestone payments or mission success fees that are earned when the payload is delivered to the specified orbit, amongst other types.

We estimate variable consideration at the most likely amount, which is included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur.

We recognize revenue when or as control is transferred to the customer, either over time or at a point in time.

Generally, launch services revenue is recognized at a point in time when control transfers upon intentional ignition of the launch or where successful delivery milestones are applicable, such as upon delivery of the satellite to the specified orbit. In some circumstances, launch service revenue is recognized over-time when it is determined that there is no alternative use for the mission, due to contractual or practical limitations, and when we have an enforceable right to payment for the services performed to date including a reasonable profit.

Revenue for space systems is recognized at a point-in-time or over-time depending upon the nature of the contract with customer. For contracts to provide space engineering, program management and mission operations, we recognize revenues over-time as the customer simultaneously receives and consumes the benefits provided by our performance as we perform. Similarly, spacecraft manufacturing is recognized over-time when it is determined that there is no alternative use for the mission, due to contractual or practical limitations, and where we have an enforceable right to payment for the services performed to date including a reasonable profit, otherwise revenue is recognized point-in-time when the sale is completed.

For revenue recognized over-time, we use an input method, based on costs incurred relative to total estimated costs at completion to estimate the percentage of completion. The costs incurred are determined by assessing the physical and technical progress on the spacecraft applied to the standard costs. Due to the nature of the work performed under spacecraft construction contracts, the estimation of physical and technical progress requires judgment and is subject to many variables including but not limited to actual progress and costs incurred, labor productivity, changes in cost and availability of materials.

Timing may differ between the satisfaction of performance obligations and the invoicing and collection of amounts related to our contracts with customers.

Contract assets include unbilled amounts under contracts when revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional and the invoice is issued. Contract assets are classified as current if the invoice will be delivered to the customer within the succeeding 12-month period with the remaining recorded as long-term. Contract liabilities primarily consists of customer billings in advance of revenues being recognized.

Fair Value of Common Stock

Due to the absence of an active market for Rocket Lab Common Stock, the fair value of Rocket Lab Common Stock is estimated based on current available information. This estimate requires significant judgment and considers several factors, such as estimated probabilities of future liquidation scenarios, future equity values estimated based on project future cash flows and guideline public company information, discount rates, expected volatility and discounts for lack of marketability. These estimates are highly subjective in nature and involve a large degree of uncertainty.

Such estimates of the fair value of Rocket Lab Common Stock are used in the measurement of stock-based compensation expense and common stock and preferred stock warrants.

Stock-based Compensation Expense

Our stock compensation plan is classified as an equity plan which permits stock awards in the form of employee stock options and restricted stock awards. For awards that vest solely based on continued service, the fair value of an award is recognized as an expense over the requisite service period on a straight-line basis. For awards that contain performance conditions, the fair value of an award is recognized based on the probability of the performance condition being met.

The fair value of stock options under our employee equity incentive plan are estimated as of the grant date using the Black-Scholes option valuation model, which is affected by estimates of the fair value per share of Rocket Lab Common Stock, the risk-free interest rate, expected dividend yield, expected term and the expected share price volatility of its common shares over the expected term, which are estimated as follows:

•

Fair value per share of common stock. We are privately held with no active public market. Due to the absence of an active market for Rocket Lab Common Stock, the fair value of Rocket Lab Common Stock for purposes of determining the exercise price for stock option grants and the fair value at grant date was estimated based on highly subjective and uncertain information. The exercise price of stock options is set at least equal to the fair value of Rocket Lab Common Stock on the date of grant.

•

Expected volatility. We estimate the expected volatility based on the weighted average historical volatilities of a pool of public companies that are comparable to us, since Rocket Lab Common Stock is not publicly traded and does not have a readily determinable fair value. Expected volatility represents the estimated volatility of the shares over the expected life of the options.

•

Expected term. We determine the expected term of the awards using the simplified method due to our insufficient history of option exercise and forfeiture activity. The simplified method estimates the expected term based on the average of the vesting period and contractual term of the stock option.

•	Risk-free interest rate. The risk-free interest rate for periods within the expected life of the option is derived from the U.S. treasury interest rates in effect at the date of grant.

•	Estimated dividend yield. We use an expected dividend yield of zero since no dividends are expected to be paid.

The fair value of restricted stock units granted under our employee equity incentive plan are estimated as of the grant date in an amount equal to the estimated fair value per share of Rocket Lab Common Stock. There have been no stock-based compensation charges related to the restricted stock units in 2019 and 2020 or the first six months of 2021 due to these awards having neither vested nor having been accelerated per the terms of the Rocket Lab Corporation Second Amended and Restated 2013 Stock Option and Grant Plan. Upon the vesting or acceleration of these restricted stock units, it is expected that there will be a catch-up stock-based compensation charge of approximately $39,146,497 which will be recognized upon vesting.

The assumptions used in calculating the fair value of stock-based awards represent our best estimates, however, these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change or we use different assumptions, stock-based compensation expense could be materially different in the future.

Income Taxes

We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized by applying the statutory tax rates in effect in the years in which the differences between the financial reporting and tax filing bases of existing assets and liabilities are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

We utilize a two-step approach to recognizing and measuring uncertain income tax positions (tax contingencies). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. We make estimates, assumptions and judgments to determine its provision for income taxes and also for deferred tax assets and liabilities and any valuation allowances recorded against deferred tax assets. Actual future operating results and the underlying amount and type of income could differ materially from our estimates, assumptions and judgments thereby impacting its consolidated financial position and results of operations.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this prospectus for additional details regarding recent accounting pronouncements.